Exhibit 10(n)
AMENDMENTS TO THE
EXECUTIVE INCOME DEFERRAL PLAN
The Executive Income Deferral Plan (the “Plan”) shall be amended by inserting the following two new Sections at the end of the Plan, effective as of January 1, 2009, or as of the date otherwise specifically provided below:
“13. Section 409A Requirements. Notwithstanding any other provision of the Plan to the contrary, effective as of January 1, 2009, the terms of this Section 13 shall apply to the deferral of income elected on or after January 1, 2005 (the “409A Deferrals”), and the payment of such amounts. This Section 13 is intended to ensure that the terms of the Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other guidance issued thereunder (“Section 409A”).
(a)	Creation of 409A Accounts. Effective as of January 1, 2005, each participant’s Income Deferral Account shall be divided into two separate accounts as follows: (i) a “409A Account,” which shall consist of all 409A Deferrals and the earnings thereon; and (ii) a “Grandfathered Account,” which shall consist of all Deferred Awards credited to a participant’s Income Deferral Account before January 1, 2005 (the “Grandfathered Deferrals”). Except as specifically provided in this Section 13, all references in this Plan to Income Deferral Accounts shall include the 409A Account and the Grandfathered Account, and all references to Deferred Awards shall include the 409A Deferrals and the Grandfathered Deferrals.

(b)	Election of 409 Deferrals: No participant may elect to defer any portion of any dividend equivalents that are payable under the Company’s CEC Plan on or after January 1, 2009. Effective as of January 1, 2005, each participant may elect (i) to defer any non-performance-based compensation, incentive payment, or dividend equivalent monies for services performed during a taxable year, provided such election is made on or before the end of the taxable year preceding the year in which services are rendered; and (ii) to defer any performance based compensation (as defined in Treasury Regulations Section 1.409A-1(e)) on or before the date that is six months before the end of the performance period, provided that in no event may such election be made after such compensation has become readily ascertainable. The Company shall establish procedures applicable to the form and timing of such deferral elections in accordance with the provisions of this Section 13(b).

(c)	Payment of 409A Accounts. The value of a participant’s 409A Account shall be payable only upon the occurrence of a 409A Payment Event. The Company shall pay the value of a participant’s 409A Account in a single lump sum as soon as practicable after the later of (i) the expiration of the six-month period specified in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations thereunder, and (ii) January 15 of the year immediately following the year of the 409A Payment Event. The participant shall have no influence on any determination as to the tax year in which the payment is made.
(d)	409A Payment Event. For purposes of this Plan, the term “409A Payment Event” shall mean the date on which one of the following occurs with respect to a participant (or a date related to the occurrence of one of the following):
i)	Separation from Service (within the meaning of Treasury Regulations Section 1.409A-1(h) and other applicable rules under Section 409A);

ii)	Death; or

iii)	Disability (within the meaning of Code Section 409A(a)(2)(C) and the regulations thereunder).
With respect to a participant who is placed on “long-term disability,” the Company shall determine whether a Separation from Service has occurred with respect to the participant based on the facts and circumstances for purposes of establishing the time of payment for the participant’s 409A Account. The Company’s determination shall be made initially within 60 days of the date the participant is placed on “long-term disability,” and each anniversary of such date thereafter.

(e)	No Deferral of Payment. A participant may not elect to defer receipt of any portion of his 409A Account or to receive such amounts in the form of installment payments. A participant’s election to defer receipt of any portion of his Income Deferral Account or to be paid in installments pursuant to the provisions of Section 7, above, shall be effective solely with respect to the participant’s Grandfathered Account and shall in no event apply to his 409A Account.

(f)	Provisions Intended to Ensure Compliance with Section 409A. This Section 13 and any other provision of this Plan that applies to 409A Deferrals and 409A Accounts, including the rights of the Company or a participant with respect to the 409A Deferrals and 409A Accounts, shall be limited to those terms permitted under Section 409A. Any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to comply with Section 409A, but only to the extent such modification or limitation is permitted under Section 409A.

Notwithstanding any other provision to the contrary, effective as of October 3, 2004, the Company may, in its discretion, require or permit on an elective basis a change in the payment terms applicable to a participant’s 409A Account in accordance with, and to the fullest extent permitted by, applicable guidance under Section 409A, including, but not limited to, IRS Notice 2005-1, Proposed Treasury Regulations Section 1.409A, Preamble Section XI.C, and IRS Notice 2007-86, provided that such election (i) is made on or before December 31, 2008, (ii) applies only to amounts that would not otherwise be payable in the year of the election, and (iii) does not cause an amount to be paid in the year of the election that would not otherwise be payable in that year.
(g)	Provisions Not Applicable to Grandfathered Deferrals and Grandfathered Accounts. This Section 13 shall in no event apply to any portion of a participant’s Grandfather Deferrals or Grandfathered Account. No amendment or change to this Plan or any other change (including an exercise of discretion) with respect to the Grandfathered Deferrals or Grandfathered Accounts made after October 3, 2004, shall be effective if such amendment or change would constitute a “material modification” within the meaning of Section 409A.
14. Payment Upon Termination of the Plan. The Company may terminate the Plan at any time. However, such amendment shall not without the consent of a participant, materially adversely affect any right or obligation with respect to any Deferred Award made theretofore. Upon termination of the Plan pursuant to this Section 14 with respect to all participants and the termination of all other arrangements sponsored by the Company that would be aggregated with the Plan under Section 409A, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by a participant, to pay to each participant the value of his Income Deferral Account in a lump sum to the extent permitted under Section 409A. All payments made under this Section 14 upon termination of the Plan shall be made no earlier than the thirteenth (13th) month and no later than the twenty-fourth (24th) month after the termination of the Plan. The Company may not accelerate payments pursuant to this Section 14 if the termination of the Plan is proximate to a downturn in the Company’s financial health. If the Company exercises its discretion to accelerate payments under this Section 14, the Company shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three (3) years following the date of the Plan’s termination.”

CERTIFICATION OF SECTION 409A AMENDMENTS
TO CERTAIN DEFERRED COMPENSATION PLANS
     WHEREAS, Johnson & Johnson (the “Company”) maintains the Certificate of Extra Compensation Plan, the Executive Income Deferral Plan, and the Deferred Fee Plan for Directors (collectively, the “Plans”);
     WHEREAS, the Compensation & Benefits Committee of the Board of Directors of the Company (the “Committee”) has previously approved and authorized certain amendments to the Plans to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations and other guidance thereunder, (“Section 409A”), and to make other non-material changes; and
     WHEREAS, the Committee has delegated to the Management Compensation Committee (“the MCC”) the authority (i) to take all actions necessary and proper to effectuate amendments to the Plans that have been approved and authorized by the Committee; and (ii) to approve and adopt any amendment(s) to the Plans that may be necessary to comply with changes to any legal or regulatory requirements that apply to the Plans.
     NOW, THEREFORE, BE IT RESOLVED, that the MCC hereby certifies that each Plan shall be amended to incorporate the amendments attached hereto, effective as of January 1, 2009, unless otherwise specifically set forth therein; and
     FURTHER RESOLVED, that the Vice President, Human Resources of the Company, upon consultation and approval of counsel, is hereby authorized to take any and all actions that she, in her discretion, determines (i) to be necessary or appropriate to incorporate the attached amendments into the applicable Plan, or (ii) to ensure that each Plan, as amended, is properly administered, including, but not limited to, (A) making all conforming changes to the Plan and/or restating the Plan in its entirety, (B) adopting any additional amendments to the Plan that may be necessary or proper to comply with Section 409A, and (C) adopting and/or amending administrative policies and procedures under the Plan.

DATED: December 16, 2008	MANAGEMENT COMPENSATION COMMITTEE OF JOHNSON & JOHNSON

	NAME:	/s/ W. C. Weldon W. C. WELDON
	TITLE:	(Chairman)

	NAME:	/s/ D. J. Caruso D. J. CARUSO
	TITLE:	(Member)

	NAME:	/s/ K. Foster-Cheek K. FOSTER-CHEEK
	TITLE:	(Member)

	NAME:	/s/ C. A. Poon C. A. POON
	TITLE:	(Member)